As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333—__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

AIM IMMUNOTECH INC.

(Exact name of registrant as specified in its charter)

Delaware	52-0845822
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2117 SW Highway 484, Ocala FL 34473

(Address of Principal Executive Offices)(Zip Code)

AIM IMMUNOTECH INC. AMENDED AND RESTATED

2018 EQUITY INCENTIVE PLAN*

(full title of the plan)

* See Explanatory Note on Following Page.

Thomas K. Equels, Chief Executive Officer

AIM ImmunoTech Inc.

2117 SW Highway 484, Ocala FL 34473

(352) 448-7797

(Name, Address & Telephone number, including area code, of agent for service)

Copies to:

Richard Feiner, Esq.

Silverman Shin & Byrne PLLC

Wall Street Plaza

88 Pine Street – 22nd Floor

New York, New York 10005

(212) 779-8600

Fax (917) 720-0863

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers additional shares of common stock of AIM ImmunoTech Inc. (the “Company”) under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). The number of shares of the Company’s common stock available for grant and issuance under the 2018 Plan is subject to an annual increase on July 1 of each calendar year, by an amount equal to two percent (2%) of the then outstanding shares of the Company’s common stock (the “2018 Plan Evergreen Provision”). On July 1, 2022, the number of shares of the Company’s common stock available for grant and issuance under the 2018 Plan increased by 960,976 shares. This Registration Statement registers the additional 960,976 shares available for grant and issuance under the 2018 Plan pursuant to the 2018 Plan Evergreen Provision. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission, respectively, on September 26, 2018 (File No. 333-227543), August 3, 2020 (File No. 333-240315) and July 1, 2021 (File No. 333-257614), to the extent not superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the AIM ImmunoTech Inc. Amended and Restated 2018 Equity Incentive Plan covered by this Registration Statement as required by Rule 428(b) (1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021;
●	Our quarterly report on Form 10-Q for the quarter ended March 31, 2022;
●	Our Current Reports on Form 8-K filed with the SEC on January 22, 2021, January 29, 2021, February 5, 2021, February 24, 2021, March 8, 2021, March 10, 2021, March 22, 2021, March 23, 2021, April 7, 2021, April 9, 2021, April 19, 2021, April 23, 2021, May 3, 2021, May 6, 2021, May 18, 2021, May 27, 2021, June 14, 2021, July 13, 2021, July 14, 2021, September 17, 2021, September 21, 2021, September 30, 2021, October 6, 2021, October 7, 2021, December 9, 2021, January, 24, 2022, January 26, 2022, January 27, 2022, March 3, 2022, March 7, 2022, March 16, 2022, March 28, 2022, April 12, 2022, June 17, 2022 and June 21, 2022;
●	A description of the Rights to purchase shares of our Series A Junior Participating Preferred Stock, which are attached to all shares of Common Stock, is contained in our registration statement on Form 8-A (SEC File No. 0-27072) filed on November 14, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
●	The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form S-1, SEC File No. 333-117178, filed on July 6, 2004, and any amendment or report filed for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the DGCL, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws provide that:

●	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions;

●	we may advance expenses to our directors, officers, employees and agents in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	The AIM ImmunoTech Inc. Amended and Restated 2018 Equity Incentive Plan.(1)

4.2	Specimen certificate representing our Common Stock.(2)

4.3	Amended and Restated Rights Agreement, dated as of November 14, 2017, between the Company and American Stock Transfer & Trust Company LLC. The Amended and Restated Right Agreement includes the Form of Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of the Right to Purchase Preferred Stock. (3)

5.1	Opinion of Silverman Shin & Byrne PLLC, legal counsel.*

23.1	Consent of BDO USA, LLP*

23.3	Consent of Silverman Shin & Byrne PLLC, legal counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature Pages to the Registration Statement on Form S-8).

107*	Filing Fee Table.

*	Filed herewith.

(1)	Filed with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form S-8 (No. 333-240315) filed August 3, 2020 and is hereby incorporated by reference.
(2)	Filed with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form S-1 (No. 33-93314) filed November 2, 1995 and is hereby incorporated by reference.
(3)	Filed with the Securities and Exchange Commission on November 14, 2017 as an exhibit to the Company’s Registration Statement on Form 8-A12B (No. 0-27072) and is hereby incorporated by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, AIM ImmunoTech Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ocala, State of Florida, on the 1st day of July, 2022.

AIM IMMUNOTECH INC.
(Registrant)

By:	/s/Thomas K. Equels
Thomas K. Equels, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas K. Equels acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Thomas K. Equels
Thomas K. Equels	Chief Executive Officer	July 1, 2022
(Principal Executive) and Director

/s/ Robert Dickey IV
Robert Dickey IV	Chief Financial Officer	July 1, 2022
(Chief Accounting Officer)

/s/ William M. Mitchell
William M. Mitchell, M.D., Ph.D.	Director	July 1, 2022

/s/ Stewart Appelrouth
Stewart Appelrouth	Director	July 1, 2022

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